Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this “Amendment”), dated as of April 16, 2019, is entered into by and between Netlist, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), with reference to the following facts:

WHEREAS, the Company and the Rights Agent have entered into that certain Rights Agreement, dated as of April 17, 2017, as amended pursuant to that certain Amendment No. 1 to Rights Agreement, dated as of April 16, 2018 (the “Rights Agreement”);

WHEREAS, the Company now desires to amend certain provisions of the Rights Agreement as set forth in this Amendment;

WHEREAS, Section 27 of the Rights Agreement provides that, prior to the Distribution Date, the Company may, in its sole and absolute discretion, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of certificates representing Rights or shares of Company Common Stock, and the Rights Agent shall, if the Company so directs and upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of Section 27 of the Rights Agreement, duly execute and deliver such supplement or amendment requested by the Company; and

WHEREAS, capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings given to such terms in the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

Section 1.                                           Amendments.

(a)                                           Section 7(a) of the Rights Agreement shall be amended by amending and restating the first sentence thereof to read in its entirety as follows:

“Prior to the earlier of (i) the Close of Business on April 17, 2021 (the “Final Expiration Date”), (ii)  the time at which the Rights are redeemed as provided in Section 23 hereof and (iii) the time at which the Rights are exchanged as provided in Section 24 hereof, at which time the Rights are deemed terminated (the earlier of (i), (ii) and (iii)  being the “Expiration Date”), the registered holder of any Rights Certificate may, subject to the other provisions hereof, including without limitation Sections 7(e), 7(f), 9(c), 11(a) and 23 hereof, exercise the Rights evidenced thereby, in whole or in part, at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed (with such signature duly guaranteed, if required), to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the number of Units of Preferred Stock (or, following a Triggering Event, other securities, cash or other assets, as the case may be) for which such surrendered Rights are then exercisable.”

(b)                                           Exhibit B of the Rights Agreement shall be amended by amending and restating the fifth full paragraph thereof to read in its entirety as follows:

“The Rights are not exercisable until the Distribution Date and, unless earlier redeemed or exchanged by the Company as described below, will expire on the close of business on April 17, 2021.  Under certain circumstances, as provided in the Rights Agreement, the exercisability of the Rights may be suspended.  In no event, however, will the Rights be exercisable prior to the expiration of the period in which the Rights may be redeemed, as described below.”

Section 2.                                           Officer’s Certificate.  Pursuant to Section 27 of the Rights Agreement, a certificate from an appropriate officer of the Company which states that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement is attached hereto as Exhibit A.

Section 3.                                           Construction.  Except as specifically set forth herein, all terms and provisions of the Rights Agreement shall remain unchanged, unmodified and in full force and effect.  The Rights Agreement shall be read together with and construed with this Amendment in all respects, and references in the Rights Agreement (i) to “this Agreement” (and indirect references thereto) shall be deemed to be references to the Rights Agreement as amended by this Amendment, and (ii) to “the Rights” or “a Right” (and indirect references thereto) shall be deemed to include, subject to the terms and provisions of the Rights Agreement, Rights that may be issued after the Expiration Date, as such term was defined in the Rights Agreement before the effect of this Amendment.

Section 4.                                           Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in such State.

Section 5.                                           Counterparts.  This Amendment may be executed (including by facsimile) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.  A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.

NETLIST, INC.

By:	/s/Gail Sasaki
Name: Gail Sasaki
Title: Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Patrick Hayes
	Name:	Patrick Hayes
	Title:	Vice President & Manager

(Signature Page to Amendment to Rights Agreement)

EXHIBIT A

OFFICER’S CERTIFICATE

April 16, 2019

Pursuant to Section 27 of that certain Rights Agreement, dated as of April 17, 2017, as amended pursuant to that certain Amendment No. 1 to Rights Agreement, dated as of April 16, 2018 (the “Rights Agreement”), by and between Netlist, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), the undersigned officer of the Company does hereby certify that Amendment No. 2 to Rights Agreement, to be entered into as of the date hereof by and between the Company and the Rights Agent, is in compliance with the terms of Section 27 of the Rights Agreement.

IN WITNESS WHEREOF, the undersigned hereby executes this Officer’s Certificate as of the date first above written.

By:
Name: Gail M. Sasaki
Title: Chief Financial Officer

(Signature Page to Officer’s Certificate)